Exhibit 5.1

February 4, 2024

Board of Directors

Neuronetics, Inc.

3222 Phoenixville Pike

Malvern, Pennsylvania 19355

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Neuronetics, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of additional shares of common stock for issuance (i) under the Neuronetics, Inc. 2020 Inducement Incentive Plan (the “Inducement Plan”), as approved by the Company’s Board of Directors on November 7, 2024, increasing the aggregate number of shares of common stock for issuance under the Inducement Plan by 1,280,460 shares (the “Inducement Shares”), (ii) under the Neuronetics, Inc. 2018 Equity Incentive Plan (the “Equity Incentive Plan”), as adopted by the Company’s Board of Directors as of December 9, 2024, increasing the aggregate number of shares of common stock for issuance under the Equity Incentive Plan by 4,210,766 shares, and (iii) 7,754,344 shares issuable in the aggregate pursuant to the automatic increase under Section 3(a) of the Equity Incentive Plan (subclause (ii) and (iii) collectively, the “EIP Shares”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Inducement Shares and EIP Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Inducement Shares and EIP Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Inducement Shares and EIP Shares covered by each such issuance.

Board of Directors

February 4, 2024

Based upon and subject to the foregoing, it is our opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Inducement Shares and EIP Shares pursuant to the terms of the Inducement Plan and the Equity Incentive Plan, and (iii) receipt by the Company of the consideration for the Inducement Shares and EIP Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and the Inducement Plan and Equity Incentive Plan, the Inducement Shares and EIP Shares will be validly issued, fully paid and nonassessable. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting those laws, each as currently in effect.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ballard Spahr LLP